Exhibit 10.11

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

EXECUTION COPY

CO-DEVELOPMENT, COLLABORATION AND LICENSE AGREEMENT

BY AND BETWEEN

ENZON PHARMACEUTICALS, INC.

AND

JAGOTEC, AG,

SKYEPHARMA, INC.,

AND

SKYEPHARMA PLC

DATED AS OF

JANUARY 2, 2003

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

(iv)

(continued)

(v)

(continued)

LIST OF EXHIBITS

EXHIBIT 1.23	FINANCIAL APPENDIX

EXHIBIT 3.1	JOINT DEVELOPMENT COMMITTEE MEMBERS

(i)

CO-DEVELOPMENT, COLLABORATION AND LICENSE AGREEMENT

This CO-DEVELOPMENT, COLLABORATION AND LICENSE AGREEMENT, dated as of January 2, 2003 (the “Effective Date”), is entered into by and among Enzon Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, having offices located at 685 Route 202/206 Bridgewater, New Jersey 08807 (“Enzon”), and SkyePharma, Inc., a corporation organized and existing under the laws of the State of California and wholly-owned subsidiary of Parent, having offices located at 1450 Science Center Drive, San Diego, California 92121 (“Skye”), Jagotec, AG, a corporation organized and existing under the laws of Switzerland and wholly-owned subsidiary of Parent, having offices located at Eptingerstrasse 51, CH-4132 Muttenz, Switzerland (“Jagotec,” and together with Skye, “SkyePharma”), and solely with respect to Section 13.3, SkyePharma PLC, a corporation organized and existing under the laws of England and Wales, having offices located at 105 Piccadilly, London W1J 7NJ, England (“Parent”).

PRELIMINARY STATEMENTS

A. Skye and Jagotec, together with their Affiliates (as defined below), own and have all right, title and interest in, or have acquired the exclusive rights to, the SkyePharma Technology and the SkyePharma Compound IP (each as defined below).

B. Enzon, together with its Affiliates, owns and has all right, title and interest in, or has acquired the exclusive rights to, the Enzon Technology and the Enzon Compound IP (each as defined below).

C. SkyePharma and Enzon wish to conduct collaborative co-development activities for the purpose of engaging in a research and development program to discover and develop up to an aggregate total of six (6) compounds from which the Parties (as defined below) shall choose up to three (3) Products (as defined below) for further development and commercialization, all under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing preliminary statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

1. DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context clearly and unambiguously dictates otherwise:

1.1 “Affiliate,” with respect to any Party, shall mean any entity controlling, controlled by, or under common control with, such Party, for only so long as such control exists. For these purposes, “control” shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of an entity.

1.2 “Agreement” shall mean this co-development collaboration and license agreement together with the preliminary statements and all exhibits, schedules and attachments hereto.

1.3 “Annual Operating Plan and Budget” shall mean, as applicable, each plan and budget defined in Section 2.2 and, when used in the plural, shall mean all such plans and budgets.

1.4 “Audited Party” shall have the meaning assigned to such term in Section 5.4.1 and the Financial Appendix, as used in those Sections respectively.

1.5 “Auditing Party” shall have the meaning assigned to such term in Section 5.4.1 and the Financial Appendix, as used in those Sections respectively.

1.6 “Bankruptcy Code” shall have the meaning assigned to such term in Section 11.3.2.

1.7 “Breaching Party” shall have the meaning assigned to such term in Section 11.2.

1.8 “cGMP” shall mean current Good Manufacturing Practice as defined in Parts 210 and 211 of Title 21 of the Code of Federal Regulations, as may be amended from time to time, or any successor thereto.

1.9 “Commercially Reasonable Efforts” shall mean, with respect to a Party, those commercially reasonable efforts by that Party similar to the efforts that Party in good faith believes it would make in similar circumstances for its own operations at that time, it being understood that a Party’s Commercially Reasonable Efforts will not in any event require that Party to take any action that would be reasonably likely to result in a breach of any other provision of this Agreement, or any other agreement between the Parties, or any other agreement between a Party Affiliate of such Party and/or Third Parties existing as of the Effective Date, or that the Party in good faith believes may violate any applicable law, regulation, rule, order, permit, direction or license of any court or governmental authority having appropriate jurisdiction over the Party and subject matter or would be reasonably likely to be disruptive of any material service conducted or product made at or from any of its facilities or impair its ability to provide services or products hereunder.

1.10 “Compound” shall mean a chemical compound with application in the Field selected by the Joint Development Committee for development and which is then subject to ongoing development activities under this Agreement.

1.11 “Confidential Information” shall have the meaning assigned to such term in Section 9.2.

1.12 “Development Costs” shall have the meaning assigned to such term in the Financial Appendix.

1.13 “Development Program” shall mean the program of research, discovery, characterization, optimization, pre-clinical and clinical development of the Compounds and Products to be conducted by the Parties, as set forth in Section 2.

1.14 “Early Stage Development Activities” shall have the meaning assigned to such term in Section 2.3.1.

1.15 “Effective Date” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

1.16 “Enzon” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

1.17 “Enzon Compound IP” shall mean all Know-how and Patents owned or controlled by Enzon or its Affiliates (and to which Enzon has rights to grant licenses or sub-licenses) as of the Effective Date or during the term of this Agreement, to the extent directly relating to any Compound or Product.

1.18 “Enzon Technology” shall mean the PEGylation technology, including, without limitation, all Know-how and Patents that directly relate to any of the foregoing; in all cases which are owned or controlled by Enzon or its Affiliates (and to which Enzon has rights to grant licenses or sub-licenses) as of the Effective Date or during the term, of this Agreement.

1.19 “Executive Officers” shall have the meaning assigned to such term in Section 2.2.2.

1.20 “Expert” shall have the meaning set forth in Section 13.14.2(a).

1.21 “FDA” shall mean the United States Food and Drug Administration, and any successor entity thereto.

1.22 “Field” shall mean all human therapeutic or prophylactic uses for the treatment (but not the diagnosis) of diseases and conditions in humans.

1.23 “Financial Appendix” shall mean Exhibit 1.23 hereto.

1.24 “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied by the Party at issue.

1.25 “IND” shall mean, with respect to the U.S., an effective Notice of a Claimed Investigational New Drug Exemption as defined in Title 21 of the Code of Federal Regulations, and, with respect every other country in the Territory, the equivalent of such notice for such country, in each case required to be on file with the applicable Regulatory Authority in such country prior to the commencement of clinical trials of a Compound or Product in humans in such country.

1.26 “Indemnitee” shall have the meaning assigned to such term in Section 10.4.

1.27 “Infringement” shall have the meaning assigned to such term in Section 6.7.1.

1.28 “Initial Development Term” shall have the meaning assigned to such term in Section 2.1.

1.29 “Invention” shall mean any new or useful process, compound or composition of matter, Know-how, Patent, and any improvement, enhancement, modification or derivative work to any SkyePharma Technology, SkyePharma Compound IP, Enzon Technology or Enzon Compound IP, that is conceived or first reduced to practice or first demonstrated to have utility during the term of this Agreement in connection with the development or commercialization activities for Compounds and Products contemplated herein.

1.30 “Jagotec” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

1.31 “Joint Development Committee” or “JDC” shall have the meaning assigned to such term in Section 3.1.

1.32 “Know-how” shall mean any and all unpatented formulae, processes, trade secrets, technologies and know-how, whether or not patentable, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.

1.33 “Net Sales” shall have the meaning assigned to such term in the Financial Appendix.

1.34 “Non-breaching Party” shall have the meaning assigned to such term in Section 11.2.

1.35 “Operating Profit or Loss” shall have the meaning assigned to such term in the Financial Appendix.

1.36 “Party” shall mean, as applicable, SkyePharma or Enzon and, when used in the plural, shall mean SkyePharma and Enzon.

1.37 “Patents” shall mean the patents and patent applications in any country in the Territory, together with any patents that may issue therefor in any country in the Territory, including any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, reissues, supplementary protection certificates or foreign counterparts of any of the foregoing and any patents based on applications that claim priority from any of the foregoing.

1.38 “Phase I Clinical Trial(s)” shall mean studies in humans of a Compound, the purpose of which is preliminary determination of safety in healthy individuals or patients and for which there are no primary endpoints relating to efficacy in the protocol.

1.39 “Phase II Clinical Trial(s)” shall mean studies in humans of Product including dose exploration, dose response, duration of effect, kinetic/dynamic relationship and initial Phase II efficacy and safety studies.

1.40 “Phase III Clinical Trial(s)” shall mean a human clinical trial conducted to demonstrate evidence of the efficacy and safety of a Product for inclusion in a Registration Application to support Registration as more fully defined in Section 312.21(c) of Title 21 of the U.S. Code of Federal Regulations.

1.41 “Product” shall mean any pharmaceutical formulation that contains as the sole active ingredient or as one of its active ingredients a Compound for use in the Field and for which the IDC has determined to undertake the Proof of Concept Activities and, if applicable, the Registration Activities and commercialization.

1.42 “Proof of Concept Activities” shall have the meaning assigned to such term in Section 2.3.2.

1.43 “Registration” shall mean, with respect to each country in the Territory, approval of the Registration Application for a Product filed in such country, including pricing or reimbursement approvals, where applicable, by the Regulatory Authority in such country.

1.44 “Registration Activities” shall have the meaning assigned to such term in Section 2.3.3.

1.45 “Registration Application” shall mean any filing(s) made with the Regulatory Authority in any country in the Territories for regulatory approval of the marketing, manufacture and sale, and pricing when applicable, of a Product in such country.

1.46 “Regulatory Authority” shall mean, the FDA in the U.S., and any health regulatory authority(ies) in any country in the Territory that is a counterpart to the FDA and has responsibility for granting regulatory approval for the marketing, manufacture, and sale of a Product in such country, including but not limited to pricing and reimbursement approvals.

1.47 “Serious Adverse Drug Experience” shall have the meaning assigned to such term in Section 7.1.2.

1.48 “Skye” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

1.49 “SkyePharma” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

1.50 “SkyePharma Compound IP” shall mean all Know-how and patents owned or controlled by SkyePharma or its Affiliates (and to which SkyePharma has rights to grant licenses or sublicenses) as of the Effective Date or during the term of this Agreement, to the extent directly relating to any Compound or Product.

1.51 “SkyePharma Technology” shall mean the Geomatrix® drug release technologies, the IDD® insoluble drug delivery technology, the DepoFoam® injectable technology, the Biosphere® injectable technology, and the HIT-Oralease technology, including, without limitation, all Know-how and Patents that directly relate to any of the foregoing; in all cases which are owned or controlled by SkyePharma or its Affiliates (and to which SkyePharma has rights to grant licenses or sublicenses) as of the Effective Date or during the term of this Agreement.

1.52 “Sole Developing Party” shall have the meaning assigned to such term in Section 4.4.

1.53 “Special Arbitration Provisions” shall have the meaning assigned to such term in Section 13.14.2.

1.54 “Subcommittee” shall have the meaning assigned to such term in Section 3.7.

1.55 “Sublicensee” shall mean a Third Party to which a Party has granted a sublicense under a license granted under this Agreement.

1.56 “Sublicensing Income” shall have the meaning assigned to such term in the Financial Appendix.

1.57 “Territory” shall mean all countries world-wide.

1.58 “Third Party” shall mean any person who or which is neither a Party nor an Affiliate of a Party.

1.59 “Transfer Agreement” shall have the meaning assigned to such term in Section 4.4.

1.60 “United States” or “U.S.” shall mean The United States of America, including its possessions and territories.

2. THE DEVELOPMENT PROGRAM.

2.1 Overview of the Development Program. The Development Program shall commence as soon as practicable after the Joint Development Committee has selected the first of the six (6) Compounds on which the Parties shall focus their collaborative development efforts and shall include the research and development activities of either or both of the Parties under this Agreement to: (i) identify for initial development an aggregate of six (6) Compounds for initial preclinical studies up to selection as a lead compound for formal preclinical development, (ii) further develop up to three (3) Products from the six (6) selected Compound(s) for formal preclinical development and clinical development as determined appropriate by the JDC, including through Phase III Clinical Trials, if appropriate, and (iii) such other activities as necessary to implement the activities approved by the JDC in the Annual Operating Plan and Budget. Subject to Section 11.4, the initial term of the Development Program (the “Initial Development Term”) shall expire on the fourth (4th) anniversary of the Effective Date, and thereafter the Development Program shall be automatically extended for successive two (2) year extension periods; provided, however, that at any time following expiration of the initial Development Term, either Party shall have the right to terminate the Development Program upon ninety (90) days prior written notice. Notwithstanding such termination of the Development Program, the Parties shall fulfill their respective development obligations under any then current Annual Operating Plan and Budget and this Agreement shall continue to remain in full force and effect with respect to any Products under commercialization at the time of such termination.

2.2 Annual Operating Plan(s). Promptly after the Effective Date and in any event no later than February 15, 2003, and annually on or before September l5th thereafter, the JDC shall prepare a report of the research, development, marketing, sales, and regulatory activities to be taken during the upcoming year with respect each Compound and Product, if any, then under development. Such report shall include a description of the timelines, milestones and deliverables for such actions, as well as goals and scope of such actions, the allocation of responsibilities to the respective Parties, and an agreed plan and budget for the activities to be undertaken as part of the Development Program or to commercialize Product(s) in the next succeeding calendar year (each such report, an “Annual Operating Plan and Budget”).

2.2.1 Provided that the JDC is able to establish and approve an Annual Operating Plan and Budget for the upcoming year (excluding 2003) on or before September 15th of any particular year, development priorities shall be in accordance with such Annual Operating Plan and Budget.

2.2.2 In the event that the Joint Development Committee is unable to establish and approve an Annual Operating Plan and Budget for the upcoming year (excluding 2003) on or before September 15th of any particular year, then the Parties agree to submit the issue to the Chief Executive Officer of SkyePharma, or such other person holding a similar position designated by SkyePharma from time to time, and the Chief Executive Officer of Enzon, or such other person holding a similar position designated by Enzon from time to time (collectively, the “Executive Officers”), for resolution. The Executive Officers shall meet promptly to discuss each Party’s proposals regarding the Annual Operating Plan and Budget and objections to same in order to reach a mutually acceptable resolution.

2.3 Scope of Development Activities.

2.3.1 After the Joint Development Committee selects a Compound for development in the Development Program, the Parties shall, as directed by the JDC and each Annual Operating Plan and Budget, focus their collaborative development efforts in order to measure the feasibility of developing each such Compound into Products. Such feasibility development efforts shall, with respect to each Compound, be directed to initial preclinical studies up to selection as a lead compound for formal preclinical development for each Compound pursuant to the applicable Annual Operating Plan and Budget (the “Early Stage Development Activities”). At the conclusion of the Early Stage Development Activities for each Compound, the JDC shall review available information and decide whether, when, and how to proceed with further development of such Compound as a Product. The JDC shall select not more than a total of three (3) Compounds for further development as Products.

2.3.2 In the event that the JDC selects a Compound for further development as a Product, the Parties shall, as directed by the JDC and each Annual Operating Plan and Budget, focus their collaborative development efforts with respect to such Product to demonstrate “proof-of-concept” for such Product in the target patient populations, including, without limitation, designing and conducting clinical trials for such Product, conducting process development and formulation activities necessary or useful for the manufacture of bulk drug substance and/or drug product material for such clinical trials, and preparing for further clinical trials (the “Proof of Concept Activities”). At the conclusion of the Proof of Concept Activities for each Product, the JDC shall review available information and decide whether, when, and how to proceed with further development of such Product.

2.3.3 In the event that the JDC selects a Product for further development following the conclusion of the Proof of Concept Activities, the Parties shall, as directed by the JDC and each Annual Operating Plan and Budget, focus their collaborative development efforts with respect to such Product in order to design and conduct appropriate clinical trial(s) and undertake all research, development and regulatory activities necessary up through Registration of Products (the “Registration Activities”).

2.4 Responsibilities of Each Party under the Development Program. As part of the Development Program for a Compound and/or Product, and in accordance with the applicable Annual Operating Plan and Budget, the Parties shall undertake such activities as may be assigned to it by the JDC and assist the other Party with its assigned activities in order to:

2.4.1 conduct such research and development activities deemed necessary or desirable by the JDC, including without limitation, formulation development, pre-clinical studies, pre-Registration clinical trials and toxicology studies;

2.4.2 manufacture and supply the Compounds in bulk form for use in the pre- clinical and clinical trials;

2.4.3 during the Development Program, keep the JDC informed, through regular, periodic written reports, which may be brief summaries, at least once in each calendar quarter, of all development progress being made by such Party with respect to all activities related to the Compounds and Products;

2.4.4 prepare and file with the applicable Regulatory Authorities those regulatory filings deemed necessary or desirable by JDC to undertake development activities and obtain all Registrations that the JDC deems necessary or desirable to market and sell the Products in the Territory and the applicable Field;

2.4.5 perform pre-commercialization analysis, planning, market preparation, and relating marketing activities for the relevant countries in the Territory as deemed necessary or desirable by the JDC;

2.4.6 conduct post-Registration clinical trials and marketing studies as the JDC deems necessary or useful to maintain Registration for each Product for the target indications selected by the JDC in the relevant countries in the Territory; and

2.4.7 perform such other responsibilities with respect to the Development Program as may be assigned by the Joint Development Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

2.5 Conduct of Development Program and Commercialization Activities. The Parties, acting in accordance with this Section 2, and the relevant Annual Operating Plan and Budget, shall use Commercially Reasonable Efforts to develop and commercialize the Compounds and Products in the Field, in the Territory. The Parties shall use Commercially Reasonable Efforts to market and sell all Products in the Field, in the Territory, for the target indications selected by the Joint Development Committee. Without limiting the generality of the foregoing, each Party shall:

2.5.1 cooperate with the other Party to implement the Annual Operating Plans and Budget, and such other activities that, from time to time, the JDC decides are necessary or useful for the success of the Development Program or commercialization of the Products, if any;

2.5.2 use Commercially Reasonable Efforts to perform the work set out for such Party to perform in the Annual Operating Plans and Budget;

2.5.3 conduct their activities under the Development Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable cGMP, good laboratory practice and current good clinical practice to attempt to achieve the objectives of the Development Program efficiently and expeditiously;

2.5.4 maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with the Development Program in the form required under all applicable laws and regulations. The other Party shall have the right, during normal business hours and upon reasonable prior written notice, to inspect and copy all such records at its own expense, so long as doing so is not unreasonably disruptive. The other Party shall maintain such records and information contained therein in confidence in accordance with Section 9 and shall not use such records or information except to the extent otherwise permitted by this Agreement;

2.5.5 allow representatives of the other Party, upon reasonable prior written notice and during normal business hours, to visit such Party’s facilities where any activities under the Development Program are being conducted, and consult, during such visits and by telephone, with such Party’s personnel performing work on the Development Program, so long as such visits and consultations are not unreasonably disruptive. The other Party shall maintain any information received (whether by observation or otherwise) during such visit in confidence in accordance with Section 9 and shall not use such information except to the extent otherwise permitted by this Agreement; and

2.5.6 agree and hereby do agree that the Parties shall at all times have at least one (1) Compound or Product in development or being commercialized that incorporates the Enzon Technology unless the JDC determines that it is in the best interests of the collaboration not to do so.

2.6 Recall. In the event that a Party shall become aware that the Regulatory Authority in any country in the Territory alleges or has proved that a Product does not comply with applicable rules and regulations in such country, that Party shall notify the other Party immediately and both Parties shall cooperate fully regarding the investigation and disposition of any such matter. The details regarding each Party’s rights and obligations in the event of a recall of any such Product shall be stipulated in a separate agreement to be entered into by the Parties prior to the commercialization of any Product(s) hereunder, or in a separate agreement among the Parties and their respective Affiliates and/or Sublicensees, as the Parties mutually deem to be appropriate.

3. JOINT DEVELOPMENT COMMITTEE.

3.1 Members; Officers. Promptly after the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”) as more fully described in this Section 3. The JDC shall be comprised of an equal number of representatives from each of SkyePharma and Enzon. The exact number of such representatives shall be four (4) members, two (2) members from each Party, or such other number as the Parties may agree. The initial members of the JDC are set forth on Exhibit 3.1. Each Party may replace any or all of its representatives on the JDC at any time upon written notice to the other Party in accordance with Section 13.6 of this Agreement, Such representatives shall include individuals within the senior management of each Party, and those representatives of each Party shall, individually or collectively, have expertise in business, biopharmaceutical drug development and commercialization of drug products. Any member of the JDC may designate a substitute to attend and perform the functions of that member at any meeting of the JDC. Each Party may, in its discretion, invite non-member representatives of such Party to attend meetings of the JDC. A chairperson and secretary of the JDC shall serve co-terminous one (1) year terms, commencing on the Effective Date or an anniversary thereof, as the case may be. The right to name the chairperson and the secretary of the JDC shall alternate annually between the Parties, and each chairperson shall be named no later than ten (10) days after the commencement of his or her term. The initial chairperson shall be selected by SkyePharma, the initial secretary shall be selected by Enzon and each is designated on Exhibit 3.1.

3.2 Responsibilities of the Joint Development Committee. The Joint Development Committee shall be responsible for overseeing the entire collaboration between SkyePharma and Enzon under this Agreement, including both the Development Program and all commercialization activities. Without limiting the foregoing, the JDC shall perform the following functions:

3.2.1 determine and revise the overall strategy for the Development Program;

3.2.2 annually determine the Annual Operating Plan and Budget for each Compound and Product, and revise same from time to time as needed;

3.2.3 determine target indications for each Compound and Product, and revise same from time to time as needed;

3.2.4 determine and revise multi-year expense forecasts and projected financial results of the Parties activities under this Agreement;

3.2.5 evaluate progress and provide direction to the conduct of the Development Program and any commercialization activities undertaken by the Parties;

3.2.6 determine, the selection of (i) Compounds on which to focus collaborative development efforts, (ii) criteria to be met to demonstrate “proof-of-concept” for such Compounds in the target patient populations, (iii) indications for which each Compound is to be developed (which determination may include adjustments to the respective responsibilities of the Parties, and corresponding financial arrangements between the Parties, with respect to such indication(s)), and (iv) other development criteria to be met for continued development;

3.2.7 determine which pre-clinical studies, clinical trials, and toxicology studies are necessary or desirable to meet the requirements of the applicable Regulatory Authorities for the Registration of the Products in the countries of interest in the Territory;

3.2.8 review, approve and determine ownership of all INDs, Registration Applications, Registrations and other regulatory filings and approvals for the Compounds and Products on a Compound/Product by Compound/Product basis:

3.2.9 evaluate data on all Compounds and Products under development;

3.2.10 review and approve activities related to manufacturing and the identification of manufacturer(s) in connection with the development and commercialization of Compounds and Products;

3.2.11 select and determine ownership of the trademarks, trade names and logos under which each Product shall be marketed and sold in each country in the Territory;

3.2.12 decide whether and how to institute Infringement actions against Third Parties based on any Compound or Product being developed or commercialized by the Parties under this Agreement;

3.2.13 review and approve “go/no-go” decisions and recommendations; and

3.2.14 perform such other responsibilities as may be assigned to the Joint Development Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

3.3 Meetings. The first meeting of the JDC shall be held promptly, and in no case later than thirty (30) days, after the Effective Date, to establish procedures and review proposed compound candidates for joint development under this Agreement. The Parties acknowledge that the JDC shall identify within six (6) months of the Effective Date the first two (2) of the six (6) Compounds the Parties intend to jointly develop under the Development Program with the intention of having two new (2) Compounds identified for development in each of the three (3) years of the Term. It is the current expectation of the Parties that several of the six (6) Compounds selected shall utilize the Enzon Technology, and several shall utilize the SkyePharma Technology. However, final identification and selection of each Compound shall be made by unanimous consent of the JDC, or mutual consent of the Executive Officers of the Parties as provided in Section 3.5, but shall not be made by further dispute resolution pursuant to Section 3.5 (as both Parties must agree to the selection of any Compound), and in any event shall be subject to conflicts found in any patent clearance investigations. While development activities under the Development Program are ongoing, the JDC shall meet in person at least once each calendar quarter, and more frequently as the Parties may deem appropriate, on such dates, and at such places and times, as the Parties shall agree. Thereafter, the JDC shall meet, in person or otherwise, only on an ad hoc basis as needed to perform the responsibilities assigned to it under this Agreement. The members of the JDC may also convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

3.4 Cooperation of Parties for Selection of Compounds. Both Parties shall cooperate to provide all available data and information to the JDC regarding potential compounds each Party has the right to offer for consideration for development under this Agreement. Each Party recognizes that the other Party has, as of the Effective Date, and may have, during the term of the Development Program, arrangements with Third Parties relating to compounds and products that will prohibit such Party from offering such compounds and/or products for consideration for development under this Agreement. For instance, and without limiting the generality of the foregoing, SkyePharma acknowledges that Enzon is prohibited from offering PEGylated interferon alpha (licensed to Schering-Plough Corp., Sobering Corp. and their respective affiliates, successors, assigns, distributors, customers or licensees) and certain PEGylated compounds for which Inhale Therapeutics has a license. The Parties acknowledge and agree that neither Party shall provide any data or information relating to any such prohibited compounds and/or products to the other Party pursuant to this Agreement, and no rights are granted to the other Party under this Agreement with respect to any such prohibited compounds and/or products.

3.5 Decision-making. Except as otherwise provided herein, decisions of the JDC shall be made by consensus, with each Party having collectively one (1) vote in all decisions. In the event that the JDC is unable to reach a consensus decision within fifteen (15) days after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue referred to Executive Officers for resolution. The Executive Officers shall meet promptly to discuss the matter submitted and to determine a resolution. If the Executive Officers are unable to determine a resolution in a timely manner, which shall in no case be more than thirty (30) days after the matter was referred to them, the issue shall be conclusively settled in accordance with the Special Arbitration Provisions set forth in Section 13.14.2; provided that, with respect to decisions regarding the selection of Compounds pursuant to Section 3.3 and any determination of the JDC to be made pursuant to Section 2.5.6, disputes shall not be referred to the Special Arbitration Provisions. If the JDC or the Executive Officers cannot agree on such decisions, any such compound shall not be selected as a Compound, or no such determination shall be deemed to have been made, as the case may be. For all purposes under this Agreement, any decision made pursuant to this Section 3.5, whether by the JDC, the Executive Officers, or an Expert, shall be deemed to be the decision of the Joint Development Committee.

3.6 Minutes. With the sole exception of specific items of the JDC meeting minutes to which the chairperson and the secretary cannot agree and which are escalated as provided in Section 3.5, definitive minutes of all meetings of the IDC shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain, as follows:

3.6.1 Within ten (10) days after each meeting, the secretary of the JDC shall prepare and distribute to all members of the JDC draft minutes of the meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JDC and a list of any issues to be resolved under the Special Arbitration Provisions.

3.6.2 The chairperson of the JDC shall then have ten (10) days after receiving such draft minutes to collect comments thereon from the members of the JDC and provide them to the secretary.

3.6.3 Upon the expiration of such second ten (10)-day period, the chairperson and the secretary shall have an additional ten (10) days to discuss each other’s comments and finalize the minutes. The secretary and chairperson shall each sign and date the final minutes. The signature of the chairperson and the secretary of the JDC upon the final minutes shall indicate each Party’s assent to the minutes.

3.6.4 If at any time during the preparation and finalization of JDC meeting minutes, the secretary and the chairperson do not agree on any issue with respect to the minutes, such issue shall be resolved by the Executive Officers. The decision resulting from the escalation process shall be recorded by such secretary in amended finalized minutes for said meeting.

3.7 Subcommittee(s). From time to time, the JDC may establish subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”). Each Subcommittee shall consist of such number of members of each Party as the JDC determines is appropriate from time to time. Such members shall be individuals with expertise and responsibilities in the areas of preclinical development, clinical development, intellectual property, process sciences, manufacturing, regulatory affairs, product development and/or product commercialization, as applicable to the stage of development of the applicable Compound(s) or Product(s). Each Subcommittee shall meet with such frequency as the JDC shall determine. Each Subcommittee shall operate by consensus, and each Party shall have collectively one (1) vote in all decisions. If, with respect to a mailer that is subject to a Subcommittee’s decision-making authority, the Subcommittee cannot reach consensus within fifteen (15) days after it has met and attempted to reach such consensus, the matter shall be referred to the JDC, which shall resolve such matter in accordance with Section 3.5.

3.8 Term. The JDC shall exist throughout the term of this Agreement.

3.9 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the JDC or any Subcommittee.

4. FEES, MILESTONES, AND FUNDING.

4.1 Up-front Payments. In consideration for access to and use of the Enzon Technology pursuant to this Agreement, SkyePharma shall pay a non-refundable, non-creditable up-front payment of [**] U.S. Dollars (US$[**]) to Enzon upon the execution of this Agreement by both Parties.

4.2 Milestone Payments. As consideration to SkyePharma for the license and other rights granted to Enzon under this Agreement, Enzon shall, upon the commencement under this Agreement of Phase II Clinical Trials for any Products incorporating SkyePharma Technology, pay a non-refundable, non-creditable milestone payment of [**] U.S. Dollars ($[**]) to SkyePharma.

4.3 Funding of Development Program. Pursuant to the Financial Appendix, each of the Parties shall pay the Development Costs as follows:

4.3.1 Each Party shall fund [**] percent ([**]%) of the Development Costs actually incurred by either Party in undertaking the Early Stage Development Activities for each Compound.

4.3.2 Within thirty (30) days after the completion of the Early Stage Development Activities for each Compound (including the receipt of all results therefrom), the Parties shall meet to discuss: (i) estimated costs and overall development plans if such Compound were to be further developed under the Development Program as a Product through completion of the Proof of Concept Activities; and (ii) their respective desires to continue to fund [**] percent ([**]%) of the Development Costs for the Proof of Concept Activities. Within twenty (20) days after such meeting, the JDC shall meet to determine if the Parties shall continue the development of the Compound as a Product under the Development Program and fund, on [**], [**]/[**] ([**]), basis the Development Costs of same. If either Party elects not to proceed, this Agreement shall be deemed to be terminated by mutual consent as to such Compound and the termination effects set forth in Section 4.5 shall become effective upon such termination. If both Parties elect to proceed, each Party shall fund [**] percent ([**]%) of the Development Costs actually incurred by either Party in undertaking the Proof of Concept Activities for such Compound. If only one Party wishes to proceed with the development of such Compound, the Parties shall, pursuant to Section 4.4, negotiate in good faith in order to reach a mutually acceptable agreement pursuant to which such Party would become the Sole Developing Party for such Compound.

4.3.3 Within thirty (30) days after the completion of the Proof of Concept Activities for each Product (including the receipt of all results therefrom), the Parties shall meet to discuss: (i) estimated costs and overall development plans if such Product were to be further developed under the Development Program through completion of the Registration Activities and into commercialization, if appropriate; and (ii) their respective desires to continue to fund [**]% of the Development Costs for such Registration Activities. Within twenty (20) days after such meeting, the JDC shall meet to determine if the Parties shall continue the Development of the Product under the Development Program and fund, on [**], [**]/[**] ([**]/[**]), basis the Development Costs of same. If either Party elects not to proceed, this Agreement shall be deemed to be terminated by mutual consent as to such Product and the termination effects set forth in Section 4.5 shall become effective upon such termination. If both Parties elect to proceed, each Party shall fund [**] percent ([**]%) of the Development Costs actually incurred by either Party in undertaking such Registration Activities and the Parties shall share, in accordance with the Financial Appendix, the Operating Profit or Loss associated with the commercialization of such Product(s). If only one Party wishes to proceed with the development of such Product, that Parties shall, pursuant to Section 4.4, negotiate in good faith in order to reach a mutually acceptable agreement pursuant to which such Party would become the Sole Developing Party for such Product.

4.3.4 In the event the Registration Activities fail to result in a Registration for a Product, the Parties shall consider, in good faith, undertaking additional Phase III Clinical Trials for such Product and the provisions of Section 4.3.3 shall apply to the Parties’ decisions regarding whether and how to proceed with such additional Phase III Clinical Trials.

4.3.5 Development Costs actually incurred by either Party under Sections 4.3.1, 4.3.2 or 4.3.3 that are more than [**] percent ([**]%) in excess of the Annual Operating Plan and Budget applicable to such Party’s expenditures shall not be shared by the Parties unless and to the extent such excess Development Costs are expressly approved in writing by the other Party.

4.4 Sole Developing Party; Royalties. In the event one Party (a “Sole Developing Party”), but not the other Party, desires to continue the development and commercialization of a Compound and/or Product in the Field following the termination of the Development Program with respect to same as set forth in Sections 4.3.2 or 4.3.3, the Parties shall negotiate in good faith in order to reach a mutually acceptable agreement regarding licensing the intellectual property rights to such Compound and/or Product to the Sole Developing Party (including possible retention of certain rights by the other Party), and the transfer to the Sole Developing Party of Know-how and other relevant data, as well as any INDs and other regulatory filings, pertaining to such Compounds and Products, as the case may be, to enable the Sole Developing Party to continue such development and commercialization efforts (each such agreement, a “Transfer Agreement”). Each such Transfer Agreement shall provide that the Sole Developing Party shall: (i) be solely responsible for, in its sole discretion, and shall have the exclusive right to engage in, all activities relating to the further development and commercialization of such Compound or Product, in the Field, throughout the Territory; and (ii) pay to the other Party royalties on Net Sales of the Compound(s) and/or Product(s) for which it is a Sole Developing Party and appropriate development milestone payments payable and sharing of Sublicensing Income with respect to such Compound(s) and/or Product(s) based upon the application of the following factors: (1) the then current market practices for pharmaceutical products of similar commercial promise; (2) the relative financial contributions of the Parties to the development and commercialization of such Compound or Product; (3) the market potential of such Compound or Product; and (4) the apparent risks of going forward with development and commercialization.

4.5 Termination of Development. In the event neither Party desires to proceed with the continued development of a Compound or Product pursuant to Sections 4.4: (i) each Party shall at its own expense promptly return to the other Party all relevant records and materials in its possession or control containing Confidential Information of the other Party (provided that such Party may keep one copy of such Confidential Information of the other Party for archival purposes only); and (ii) the licenses granted under Sections 6.1 and 6.2, including any sublicenses thereunder, shall terminate with respect to such Compound and all Products which contain such Compound.

5. PAYMENTS AND REPORTS.

5.1 Payments. Payments to be made in connection with sharing of Development Costs and sharing of Operating Profit and Loss shall be made in accordance with the Financial Appendix. All other payments to be made under this Agreement shall be made in accordance with the terms set forth in the applicable Section(s) regarding such payments.

5.2 Mode of Payment. Each Party shall make all payments required under this Agreement in U.S. Dollars, via wire transfer of immediately available funds as directed by the other Party from time to time, net of any out-of-pocket transfer costs or fees, in accordance with the provisions of this Section 5 and the Financial Appendix.

5.3 Records Retention. The Parties shall keep complete and accurate records pertaining to the development and the sale of Products including, but not limited to, all Development Costs and, if relevant, to the calculation of Operating Profit or Loss, for a period of seven (7) calendar years after the year in which such sales or costs are actually incurred, and in sufficient detail to permit the other Party to confirm the accuracy of the Development Cost calculations and aggregate royalty and/or Operating Profit or Loss calculations hereunder.

5.4 Audits.

5.4.1 At the request and expense of either Party (“Auditing Party”), the other Party (“Audited Party”) shall permit an independent, certified public accountant appointed by the Auditing Party and reasonably acceptable to the Audited Party, at reasonable times and upon reasonable written notice, to examine such records as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to the Development Cost calculations, all other calculations governed by the Financial Appendix and aggregate Operating Profit or Loss and/or royalties payable for any calendar quarter in the case of either Party’s failure to report or pay pursuant to this Agreement; provided, however, that such accountant shall sign a confidentiality agreement in a form reasonably satisfactory to the Audited Party, and, provided further, that such examination shall not be permitted more than once in any twelve (12)-month period. Said accountant shall not disclose to the Auditing Party or any other person any information, except that such accountant may disclose to the Auditing Party the fact of a deficiency, the lack of a deficiency or any overpayment, and the degree thereof, including the dollar amount. All results of any such examination shall be made available to the Audited Party.

5.4.2 In the event that any audit reveals an over- or under- payment in the amount that should have been paid by one Party to the other, then the over- or under- payment amount shall be paid within forty-five (45) days after a Party makes a demand therefor, plus interest thereon if such amount is in excess of [**] percent ([**]%) of the amount that actually should have been paid. Such interest shall be calculated from the date such amount was due until the date such amount is actually paid, at the rate of [**] percent ([**]%) over the prime rate of interest reported in the East Coast edition of The Wall Street Journal for the date such amount was due. In addition, in the event of underpayment, if the underpaid amount is in excess of [**] percent ([**]%) of the amount that actually should have been paid, then the paying Party shall reimburse the party due payment for the reasonable cost of such audit.

5.5 Taxes. In the event that a Party is mandated under the laws of a country to withhold any tax to the tax or revenue authorities in such country in connection with any payment to the other Party, such amount shall be deducted from the payment to be made by such withholding Party, provided that the withholding Party shall take reasonable and lawful actions to avoid and minimize such withholding and promptly notify the other Party so that the other Party may take lawful actions to avoid and minimize such withholding. The withholding Party shall promptly furnish the other Party with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the United States

Internal Revenue Service related to any application by such other Party for foreign tax credit for such payment. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

6. GRANT OF RIGHTS; RESTRICTIONS; OWNERSHIP; PATENTS.

6.1 License Grant to Enzon. Subject to the terms and conditions of this Agreement:

6.1.1 SkyePharma hereby grants to Enzon during the term of this Agreement: (i) a non-exclusive license under the SkyePharma Technology, (ii) a non-exclusive license under SkyePharma’s rights in any Inventions to the extent relating to the SkyePharma Technology, (iii) a co-exclusive license under the SkyePharma Compound IP, and (iv) a co-exclusive license under SkyePharma’s rights in any Inventions to the extent relating to the SkyePharma Compound IP or any Compound or any Product; in each case, the preceding licenses extend solely to the Compounds and Products identified and selected as provided in Sections 2.1 and 2.2, to enable Enzon to perform its obligations under the Development Program for such Compounds and Products and to commercialize any Products hereunder; and

6.1.2 Except as expressly set forth in this Agreement, no license is granted by SkyePharma under its rights in any Patents or Know-how whatsoever for any activities by Enzon that are outside the scope of the license grant in Section 6.1.1.

6.2 License Grant to SkyePharma. Subject to the terms and conditions of this Agreement:

6.2.1 Enzon hereby grants to SkyePharrna during the term of this Agreement: (i) a non-exclusive license under the Enzon Technology, (ii) a non-exclusive license under Enzon’s rights in any Inventions to the extent relating to the Enzon Technology, (iii) a co-exclusive license under the Enzon Compound IP, and (iv) a co-exclusive license under Enzon’s rights in any Inventions to the extent relating to the Enzon Compound IP or any Compound or any Product; in each case, the preceding licenses extend solely to the Compounds and Products identified and selected as provided in Sections 2.1 and 2.2, solely to enable SkyePharma to perform its obligations under the Development Program for such Compounds and Products and to commercialize any Products hereunder; and

6.2.2 Except as expressly set forth in this Agreement, no license is granted by Enzon under its rights in any Patents or Know-how whatsoever for any activities by SkyePharma that are outside the scope of the license grant in Section 6.2.1.

6.3 Sublicensing. Neither Party shall have the right to grant any sublicensee under the rights and licenses granted to it under this Section 6 without first obtaining the written consent of the granting Party, which consent shall not be unreasonably withheld or delayed; provided that any sublicense granted under this Agreement shall provide that: (i) the Party granting the sublicense shall guarantee and be responsible for the making of all payments due, and the making of any reports under this Agreement, with respect to sales of Products by its Affiliates or Sublicensees and their compliance with all applicable terms of this Agreement; (ii) each Affiliate or Sublicensee agrees in writing to maintain financial and scientific books and records and permit the Parties to review such books and records and to visit such Affiliate’s or Sublicensee’s facilities pursuant to the relevant provisions of pursuant to the relevant provisions, and to observe all other applicable terms, of this Agreement; and (iii) in the event of a breach by such an Affiliate or Sublicensee in the observance of applicable terms of this Agreement, each Party shall be entitled to proceed against either such Affiliate or Sublicensee or directly against the other Party, as such Party may determine in its sole discretion, to enforce this Agreement.

6.4 Restriction on Activities. Each of the Parties acknowledge and agree that except as expressly permitted under this Agreement, neither Party nor their respective Affiliates or Sublicensees shall work with any Third Party on the Compounds and Products that are then subject to development or commercialization activities under this Agreement.

6.5 Ownership.

6.5.1 The Parties shall own all INDs, Registration Applications, Registrations and other regulatory filings and approvals for the Compounds and Products as determined by the JDC in accordance with Section 3.2.8; provided, however, in the event one Party desires to become a Sole Developing Party for a Compound and/or Product, the Parties shall, as set forth in Section 4.4, and as may be necessary, enter into good faith negotiations regarding the transfer of ownership of the INDs, Registration Applications, Registrations and other regulatory filings and approvals which pertain to such Compound and/or Product, taking into consideration what other Compounds, Products, development, and commercialization plans would be impacted by a change in ownership.

6.5.2 Subject to the licenses granted to Enzon pursuant to Section 6.1, SkyePharma shall retain all right, title and interest in and to the SkyePharma Technology and SkyePharma Compound IP.

6.5.3 Subject to the licenses granted to SkyePharma pursuant to Section 6.2, Enzon shall retain all right, title and interest in and to the Enzon Technology and the Enzon Compound IP.

6.5.4 SkyePharma shall solely own all Inventions to the extent any such Invention is dominated by any Patent included in the SkyePharma Technology or SkyePharma Compound IP, regardless of which Party made such Inventions. Enzon shall solely own all Inventions, to the extent any such Invention is dominated by any Patent included in the Enzon Technology or the Enzon Compound IP, regardless of which Party made such Inventions. All other Inventions relating to both the SkyePharmna Technology and/or the SkyePharma Compound IP, on the one hand, and the Enzon Technology and/or the Enzon Compound IP, on the other hand, shall be owned jointly by the Parties, regardless of which Party made such other Inventions. To the extent ownership of Inventions is not assigned by any of the foregoing sentences: (i) Inventions made solely by employees or contractors of SkyePharma shall be owned solely by SkyePharma, (ii) Inventions made solely by employees or contractors of Enzon shall be owned solely by Enzon, and (iii) Inventions made jointly by employees or contractors of both Parties shall be owned jointly by the Parties. Each Party shall have the right to exploit any jointly owned Inventions, to the extent it can do so without infringing on the other Party’s other intellectual property, without compensation, liability or other obligation (including without limitation accounting obligations) to the other Party.

6.5.5 ownership of the trademarks, trade names and logos each Product shall be marketed and sold under in each country in the Territory shall be determined by the JDC pursuant to Section 3.2.11.

6.6 Patent Prosecution and Maintenance.

6.6.1 Each Party shall have full responsibility for, and shall control the preparation and prosecution of all patent applications and the maintenance of all patents relating to the Inventions owned solely by it (including the Patents) throughout the Territory. Each Party shall pay all costs and expenses of filing, prosecuting and maintaining such patent applications and patents relating to Inventions owned by it.

6.6.2 Each Party agrees promptly to provide to the other Party with a complete written disclosure of any Invention made by such Party. SkyePharma shall determine whether any Invention owned solely by it is patentable, and if so, shall, in its sole discretion, determine whether or not to proceed with the preparation and prosecution of a patent application covering any such Invention. Enzon shall determine whether any Invention owned solely by it is patentable, and if so, shall, in its sole discretion, determine whether or not to proceed with the preparation and prosecution of a patent application covering any such Invention. If either Party determines not to file an application on an Invention so disclosed or to abandon an application that has been filed, it shall promptly and timely so notify the other Party. The other Party may at its option pursue such Invention by an application it files or by continued pursuit of an existing application at its own expense. The non-filing or abandoning Party shall assign all its rights to the Invention and any related application to the filing or continuing Party but shall retain for itself and its Affiliates a covenant-not-to-sue immunity under any Patent that issues from an Invention and/or application so assigned.

6.6.3 Each Party shall select qualified patent counsel reasonably acceptable to the other Party to prepare and file and prosecute all patent applications such Party may, in its sole discretion, determine to be appropriate pursuant to Section 6.6. Each Party shall promptly provide copies to the other Party of any filings made to, and any written communications received from, any patent office relating, in whole or in part, to such patent applications or patents granted thereon reasonably in advance of the relevant proposed filing or response date. Each Party and the selected patent counsel shall give reasonable consideration to any comments that may be made by the other Party reasonably in advance of the relevant proposed filing or response date relating to the filing and prosecution of such patent applications or the maintenance of patents granted thereon.

6.6.4 SkyePharma and Enzon shall together determine whether any Invention jointly owned by SkyePharma and Enzon is patentable. SkyePharma and Enzon shall share equally all costs and expenses of preparing, filing, prosecuting and maintaining patent applications and patents relating to Inventions that are owned jointly by SkyePharma and Enzon. If either Party elects not to pay for: (i) the filing of a patent application in any country in the Territory on any jointly owned Invention that the other Party reasonably believes is patentable, or (ii) the further prosecution or maintenance of any patent application or patent on any jointly owned Invention in any country in the Territory, or (iii) the filing of any divisional or continuing patent application (based on a prior patent application or patent) on a jointly owned Invention in any country in the Territory, such Party shall notify the other Party in writing in a timely manner and the other Party may do so at its own expense. In the event that the other Party elects to proceed with any such filing or further prosecution or maintenance, the Party electing not to pay shall assign its rights in and to such patent or patent application in such country to the other Party, and all of such assigning Party’s rights in such patent or patent application in such country shall cease. In the case where Enzon is the assigning Party, the license granted to Enzon under Section 6.1 with respect to such assigned patent or patent application (and any associated sublicense(s)) shall terminate in such country. In the case where SkyePharma is the assigning Party, the license granted to SkyePharma under Section 6.2 with respect to such assigned patent or patent application (and any associated sublicense(s)) shall terminate in such country.

6.6.5 Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations, and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such patents.

6.7 Patent Enforcement.

6.7.1 If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (an “Infringement”) by a Third Party with respect to any Compound or Product within the Territory, such Party shall promptly notify the other Party in writing and shall promptly provide such other Party with available evidence of such Infringement.

6.7.2 The JDC shall decide whether and how to institute Infringement actions against Third Parties based on such Compound or Product within the Territory. The costs and expenses of any such action (including fees of attorneys and other professionals) and any award paid by Third Parties as a result of such an Infringement action (whether by way of settlement or otherwise) shall be included in Operating Profit or Loss and shared between the Parties in accordance with the Financial Appendix. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such Infringement actions.

6.8 Infringement Action by Third Parties.

6.8.1 In the event of the institution or threatened institution of any suit by a Third Party against either Party for patent infringement involving the sale, distribution or marketing of any Products in the Territory, the JDC shall meet to decide how the Parties shall respond to such suit. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to defend such actions. The costs and expenses of any such action (including fees of attorneys and other professionals) and any award paid to Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be included in Operating Profit or Loss and shared between the Parties in accordance with the Financial Appendix.

6.8.2 In the event of the institution or threatened institution of any suit by a Third Party against either Party for patent infringement involving the sale, distribution or marketing of a Product in the Territory where such infringement claim is a result of the use of the SkyePharma Technology or the Enzon Technology, SkyePharma or Enzon, respectively as applicable shall have the responsibility to defend such suit at its own expense and shall be responsible for all damages incurred as a result thereof. Each Party hereby agrees to assist and cooperate with the other, at the defending Party’s reasonable request and expense, in the defense of any such suit.

7. ADVERSE REACTION REPORTING.

7.1 Adverse Reaction Reporting.

7.1.1 Each Party responsible for clinical trials shall, with respect to such trials, record, evaluate, summarize and review all adverse drug experiences associated with the Compounds and the Products. In addition, supplemental information must be provided regarding Compounds at periodic intervals and adverse drug experiences must be reported at more frequent intervals depending upon the severity of the experience. Consequently, each Party agrees to:

(a) in a timely manner, provide to the other Party for initial and/or periodic submission to government agencies significant information on the Compound from preclinical laboratory, animal toxicology and pharmacology studies, as well as adverse drug experience reports from clinical trials and commercial experiences with each Compound and/or Product;

(b) in connection with investigational Compounds and/or Products, promptly report to the other Party the receipt of a report of any unexpected serious adverse drug experience with the Compound and/or Product, if required for either Party to comply with regulatory requirements; and

(c) in connection with marketed Products, promptly report to the other Party any serious adverse drug experience with the Product that is unexpected.

7.1.2 For purposes of this Agreement, “Serious Adverse Drug Experience” means any adverse drug experience occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life- threatening, or require hospitalization may be considered a serious adverse drug experience when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition. An unexpected adverse drug experience is one that is not listed in the current labeling for the drug product. This includes events that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differ from the event because of greater severity or specificity.

7.1.3 Each Party shall promptly report to the other Party the information set forth above affecting any of the Compounds or any of the Products in any country.

7.1.4 Each Party agrees that if it contracts with a Third Party for research to be performed by such Third Party on the drug, that Party agrees to require such Third Party to report to the contracting Party the information set forth above.

7.1.5 The details of adverse drug experience reporting shall be stipulated in separate agreements to be entered into by the Parties in due course.

7.1.6 Any information required pursuant to this Section 7.1 shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

(a)	in the case of SkyePharma, to:

SkyePharma, Inc.
10450 Science Center Drive
San Diego, CA 92121
Attention: Dr. Gordon Schooley
Facsimile No.: (858) 623-0376
Telephone No.: (858) 625-2414

(b)	in the case of Enzon, to:

Enzon Pharmaceuticals, Inc.
685 Route 202/206
Bridgewater, New Jersey 08807
Attention: Anthony Killian
Facsimile No.: (732) 980-4638
Telephone No.: (732) 980-4523

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall, be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.

8. REPRESENTATIONS AND WARRANTIES.

8.1 Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

8.1.1 such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

8.1.2 such Party is free to enter into this Agreement;

8.1.3 in so doing, such Party will not violate any other agreement to which it is a party;

8.1.4 such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and

8.1.5 such Party has the right to grant the exclusive and non-exclusive licenses under its respective Patents and Know-how granted in this Agreement.

8.2 Representations and Warranties of SkyePharma. SkyePharma represents and warrants to Enzon, as of the Effective Date, that:

8.2.1 without having conducted any patent search or other investigation, SkyePharma is not aware of any valid claim or demand which leads it to believe that the Parties’ exercise of any rights to the SkyePharma Technology or SkyePharma Compound IP as contemplated by this Agreement will infringe any patent or other intellectual property right of any Third Party; and

8.2.2 other than as set forth in Section 8.2.1, SkyePharma hereby expressly disclaims any representation or warranty as to the validity or enforceability of any Patents relating to the SkyePharma Technology or SkyePharma Compound IP, the non-infringement of any Third Party patent or other intellectual property right or the prospects or likelihood of development or commercial success of any Compound or any Product.

8.3 Representations and Warranties of Enzon. Enzon represents and warrants to SkyePharma, as of the Effective Date, that:

8.3.1 without having conducted any patent search or other investigation, Enzon is not aware of any valid claim or demand which leads it to believe that the Parties’ exercise of any rights to the Enzon Technology or Enzon Compound IP as contemplated by this Agreement will infringe any patent or other intellectual property right of any Third Party: and

8.3.2 other than as set forth in Section 8.3.1, Enzon hereby expressly disclaims any representation or warranty as to the validity or enforceability of any Patents relating to the Enzon Technology or the Enzon Compound IP, the non-infringement of any Third Party patent or other intellectual property right or the prospects or likelihood of development or commercial success of any Compound or any Product.

8.4 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE.

9. PUBLICATION; CONFIDENTIALITY.

9.1 Notification and Review with Respect to SkyePharma and Enzon.

9.1.1 Both Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement. However, both Parties also recognize the importance of acquiring patent protection. Consequently, any proposed publication, by either Party (including its Affiliates and/or Sublicensees), that includes information related to the Compounds or Products, or which otherwise includes proprietary information of the other Party or Confidential Information, shall comply with this Section 9. At least forty-five (45) days before a manuscript is to be submitted to a publisher, the publishing Party shall provide the JDC with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it shall provide the JDC with a summary of such presentation at least fifteen (15) business days before such oral presentation and, if an abstract is to be published, three business days before such abstract is to be submitted. Any oral presentation, including any question period, shall not include any Confidential Information unless both Parties otherwise mutually agree in writing in advance of such oral presentation.

9.1.2 The JDC shall review the manuscript, abstract, text or any other material provided under Section 9.1.1 to determine whether patentable subject matter is or may be disclosed. The JDC shall notify the publishing Party in writing within thirty (30) days (or two (2) business days in the case of abstracts) of receipt of the proposed publication if it, in good faith, determines that patentable subject matter is or may be disclosed, or if the JDC, in good faith, believes Confidential Information (as defined in Section 9.2) is or may be disclosed. To the extent solely determined by the JDC, that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed one hundred twenty (120) days from the JDC’s receipt of the proposed publication or presentation to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the one hundred twenty (120)-day period, the JDC will discuss the need for obtaining an extension of the publication delay beyond the one hundred twenty (120)-day period. If the JDC determines in good faith that Confidential Information or proprietary information is or may be disclosed, the JDC will determine mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure.

9.1.3 Except as expressly provided in this Section 9, each Party agrees not to make any public announcement or disclosure (including, without limitation, any press release, summary or Q&A) of the terms of this Agreement or the documents ancillary thereto, or the identity or potential applications of any Compound or Product, without first obtaining the written approval of the other Party and agreement upon the nature and text of such public announcement or disclosure. On and after the Effective Date, either Party may issue a press release, the content of which will be agreed upon in advance by the Parties, with respect to the execution of this Agreement and the documents ancillary thereto. The Party desiring to make any such public announcement shall provide the other Party with a copy of the proposed announcement for review and comment in reasonably sufficient time prior to public release.

9.1.4 Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement and the documents ancillary thereto required under applicable laws and regulations to the United States Securities and Exchange Commission and any other comparable governmental or regulatory agencies.

9.1.5 In addition, each Party agrees not to disclose., under any circumstances except as set forth in this Section 9 or as otherwise required by law, the terms of this Agreement or the documents ancillary thereto, or the identity or potential applications of any Compound or Products, to any Third Party other than to professional advisors and financing sources, and in that case, only under confidentiality terms at least as stringent in material respects as this Section 9.

9.2 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and thereafter, the receiving Party shall keep, and shall ensure that its employees, officers and directors keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose: (i) any information furnished to it by the other Party or (ii) developed under or in connection with this Agreement by either Party; except in each of subclause (i) and (ii) to the extent that it can be established by the receiving Party by competent proof that such information: (1) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (2) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (3) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (4) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, “Confidential Information”).

9.3 Exceptions to Obligation. The restrictions contained in Section 9.2 shall not apply to Confidential Information that: (i) is submitted by the recipient to governmental authorities to facilitate the issuance of Registrations for the Products, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under confidentiality agreements having provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials and to Third Parties who are Sublicensees or other development/marketing partners hereunder with respect to any of the subject matter of this Agreement; (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information such Party will give reasonable advance written notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed; or (iv) was developed by the receiving Party independent of any disclosure received under this Agreement. In addition, the restrictions contained in Section 9.2 shall not apply to SkyePharma or Enzon to the extent the Confidential Information relates to any application of the SkyePharma Technology or Inventions solely owned by SkyePharma or the

Enzon Technology or Inventions solely owned by Enzon, as the case may be (i) outside the field or (ii) to any compounds or products other than those Compounds and Products then under development or commercialization under this Agreement.

9.4 Limitations on Use. Each Party shall use any Confidential Information obtained by such Party from the other Party, its Affiliates, or its Sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby or expressly permitted hereunder.

9.5 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Section 9.

10. INDEMNIFICATION.

10.1 By SkyePharma. SkyePharma shall indemnify, defend and hold harmless Enzon and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) for claims of any Third Party arising out of or resulting from:

10.1.1 negligence or wrongful intentional acts or omissions of SkyePharma or its Affiliates or Sublicensees, and their respective directors, officers, employees and agents, in connection with the activities contemplated under this Agreement; or

10.1.2 any warranty claims, Product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of any sale, offer for sale or importation of any Product by SkyePharma to the extent due to any a Product manufactured by, or on behalf of, SkyePharma not meeting the specifications for such Product or which was not manufactured in accordance with cGMP, but only to the extent not due to the negligence or wrongful intentional acts or omissions of Enzon or its Affiliates or Sublicensees, and their respective directors, officers, employees and agents; or

10.1.3 any claims relating to or arising out of the marketing or sales activities of SkyePharma or its Affiliates or its Sublicensees, but only to the extent not due to the negligence or wrongful intentional acts or omissions of Enzon or its Affiliates or Sublicensees, and their respective directors, officers, employees and agents; or

10.1.4 any breach of any representation or warranty made by SkyePharma pursuant to Section 8.

10.2 By Enzon. Enzon shall indemnify, defend and hold harmless SkyePharma, its Affiliates and its Sublicensees, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) for claims of any Third Party arising out of or resulting from:

10.2.1 negligence or wrongful intentional acts or omissions of Enzon or its Affiliates or Sublicensees, and their respective directors, officers, employees and agents, in connection with the activities contemplated under this Agreement; or

10.2.2 any warranty claims, Product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of any sale, offer for sale or importation of any Product by Enzon to the extent due to any a Product manufactured by, or on behalf of, Enzon not meeting the specifications for such Product or which was not manufactured in accordance with cGMP, but only to the extent not due to the negligence or wrongful intentional acts or omissions of SkyePharma or its Affiliates or Sublicensees, and their respective directors, officers, employees and agents; or

10.2.3 any claims relating to or arising out of the marketing or sales activities of Enzon or its Affiliates or its Sublicensees, but only to the extent not due to the negligence or wrongful intentional acts or omissions of SkyePharma or its Affiliates or Sublicensees, and their respective directors, officers, employees and agents; or

10.2.4 any breach of any representation or warranty made by Enzon pursuant to Section 8.

10.3 Jointly. In the event of a Third Party claim against either Party relating to or arising out of either Party’s activities under this Agreement which is not covered under Section 10.1 or 10.2, the Parties agree to share all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from such Third Party claim on [**], [**]/[**] ([**]/[**]), basis as set forth in the Financial Appendix.

10.4 Notice. In the event that any person (an “Indemnitee”) entitled to indemnification under Section 10.1 or 10.2 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on the Indemnitee or the other Party) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

10.5 Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses, including without limitation, legal fees and expenses, actually incurred by an Indemnitee in connection with enforcement of Sections 10.1 and 10.2 shall also be reimbursed by the indemnifying Party.

11. TERM; TERMINATION.

11.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 11.1 shall expire as follows:

11.1.1 with respect to each Product, on a Product-by-Product, country-by-country basis, upon the expiration of the last to expire of all patents covering such Product in each country within the Territory; and

11.1.2 in its entirety upon the expiration of this Agreement with respect to all Products in all countries in the Territory.

11.2 Termination for Cause. Either Party (the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity with respect to any Compound or Product, in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder with respect to such Compound or Product and such breach or default shall have continued for sixty (60) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party (or, if such breach or default cannot be cured within such sixty (60)-day period, if the Breaching Party does not commence and diligently continue actions to cure such breach or default during such sixty (60) day period). In addition, if a breach or default or group of related breaches or defaults by a Breaching Party within the preceding sentence also materially affects the entirety of this Agreement, and such breach or default or group of related breaches or defaults shall have continued for sixty (60) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party (or, if such breach(es) or default(s) cannot be cured within such sixty (60)-day period, if the Breaching Party does not commence and diligently continue actions to cure such noticed breach(es) or default(s) during such sixty (60)-day period), the Non-breaching Party may, without prejudice to any other remedies available to it at law or in equity with respect to any Compound or Product, terminate this Agreement in its entirety. Any such termination under this Section shall become effective at the end of such sixty (60)-day period unless the Breaching Party has cured any such noticed breach(es) or default(s) prior to the expiration of such sixty (60)-day period (or, if such breach(es) or default(s) cannot be cured within such sixty (60)-day period, if the Breaching Party has commenced and diligently continued actions to cure such breach(es) or default(s)). The right of either party to terminate this Agreement as provided in this Section 11.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous breach or default.

11.3 Termination for Insolvency.

11.3.1 Either Party may terminate this Agreement, if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

11.3.2 All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

11.4 Termination for Inactivity.

11.4.1 Either Party may terminate this Agreement as to a particular Compound or Product, effective upon thirty (30) days prior written notice, if, for a period of [**] ([**]) consecutive months there is no Development Program activity for such Compound and/or Product or, for a Product at the commercialization stage, such Product is not being commercialized and/or marketed due to lack of Party activity; provided that in the event prior to the expiration of such thirty (30)-day period the Parties agree to resume development or commercialization activities hereunder or the Parties negotiate a mutually acceptable agreement for one Party to become a Sole Developing Party under Section 4.4, any such termination notice shall be without force or effect.

11.4.2 Either Party may terminate this Agreement, in its entirety, effective upon thirty (30) days prior written notice, if, for a period of [**] ([**]) consecutive months no Compounds and/or Products are being developed under the Development Program and no Products are being commercialized and/or marketed by a Party hereunder; provided that in the event the Parties agree to resume development or commercialization activities hereunder prior to the expiration of such thirty (30)-day period, any such termination notice shall be without force or effect.

11.5 Effect of Expiration or Termination.

11.5.1 Following the expiration of the term of this Agreement with respect to a Product in any country in the Territory pursuant to Section 11.1, each Party shall have a non-exclusive, royalty-free, paid-up, perpetual, irrevocable and sublicensable right and license, to develop, make, have made, use, market, sell, have sold, offer to sell, import, distribute and otherwise exploit such Product in the such country in the Territory. To that end, each Party may hold and use all data, reports, records, information and materials that relate to or are prepared in the course of the Development Program with respect to such Product and may in its sole discretion continue any sublicense granted by it under this Agreement.

11.5.2 If this Agreement is terminated by a Non-breaching Party with respect to particular Compound(s) and/or Product(s) pursuant to Sections 11.2, in addition to any other remedies available to such Non-breaching Party at law or in equity: (i) at the Breaching Party’s expense, the Breaching Party shall promptly (1) transfer to the Non-breaching Party all relevant data, reports, records and materials in the Breaching Party’s possession or control that relate to such Compound and/or Product; (2) provide the Non-breaching Party with all information necessary or desirable to cross-reference and/or assume responsibility for any INDs, Registrations Applications, Registrations and other regulatory filings in the Breaching Party’s name with respect to such Compounds and/or Products; and (3) return to the Non-breaching

Party all relevant records and materials in such Breaching Party’s possession or control containing Confidential Information of the Non-breaching Party relating to such Compound(s) and/or Product(s) (provided that the Breaching Party may keep one copy of such Confidential Information for archival purposes only); (ii) to the extent the Breaching Party owns or holds any right, title and interest in any trademarks, trade names, and logos under which such Compound(s) and/or Product(s) have been or are being marketed or sold in the Territory, the Breaching Party shall assign the same to the Non-breaching Party; (iii) the licenses granted under Section 6.1 or 6.2, as applicable, shall continue if full force, except that such licenses shall bear a royalty payable to the Breaching Party in accordance with Section 11.5.4; and (iv) all sub-licenses granted by the Breaching Party under this Agreement shall continue in full force and effect in accordance with the terms and conditions of the respective sublicense agreements, and the Breaching Party will assign to the Non-breaching Party those sublicense agreements to the extent relating to such Compound(s) and/or Product(s); provided, however, that this Section 11.4.2 shall not apply to any Confidential Information, licenses and sublicenses to the extent relating to any Compound(s) and/or Product(s) for which there has not been a termination.

11.5.3 If this Agreement is terminated in its entirety or as to each Compound and Product by (i) a Non-breaching Party pursuant to Section 11.2; or (ii) a Party for the other’s insolvency pursuant to Section 11.3 (either of subclause (i) or (ii), the “Terminating Party”), in addition to any other remedies available to the Terminating Party at law or in equity: (1) at the non-Terminating Party’s expense, the non-Terminating Party shall promptly transfer to the Terminating Party (A) all relevant data, reports, records and materials in the non-Terminating Party’s possession or control that relate to the Development Program; (B) provide the Terminating Party with all information necessary or desirable to cross-reference and/or assume responsibility for all INDs, Registrations Applications, Registrations and other regulatory filings in the non-Terminating Party’s name with respect to all Compounds and/or Products; and (C) return to the Terminating Party all relevant records and materials in the non-Terminating Party’s possession or control containing Confidential Information of the Terminating Party (provided that the non-Terminating Party may keep one copy of such Confidential Information for archival purposes only); (2) to the extent the non-Terminating Party owns or holds any right, title and interest in any trademarks, trade names, and logos under which any Compounds or Products have been or are being marketed or sold in the Territory, the non-Terminating Party shall assign the same to the Terminating Party: (3) the licenses granted under Section 6.1 or 6.2, as applicable, shall continue in full force, except that such license shall bear a royalty payable to the non-Terminating Party in accordance with Section 11.5,4; and (4) all sublicenses granted by the non-Terminating Party under this Agreement shall continue in full force and effect in accordance with the terms and conditions of the respective sublicense agreements, and the non-Terminating Party will assign all such sublicense agreements to the Terminating Party.

11.5.4 Each license grant continued pursuant to Sections 11.5.2 and 11.5.3 shall, on a Product-by-Product basis, bear royalties on Net Sales of the Compound(s) and/or Product(s) that are subject to such termination and appropriate development milestone payments payable and sharing of Sublicensing Income with respect to such Compound(s) and/or Product(s). Upon such a termination occurring, the Parties shall enter into good faith negotiations regarding: (i) the applicable royalty rate(s); (ii) the development milestone payments; and (iii) the sharing of Sublicensing Income; in each case: (1) payable with respect to such Compound or Product; and (2) based upon the application of the following factors: (A) the then current market practices for pharmaceutical products of similar commercial promise; (B) the relative financial contributions of the Parties to the development and commercialization of such Compound or Product; (C) the market potential of such Compound or Product; and (D) the apparent risks of going forward with development and commercialization; provided that the royalties, milestone payments, and sharing of Sublicensing Income shall each be reduced by [**] ([**]) what each otherwise would have been after application of the foregoing factors. Such matters on which the Parties cannot reach consensus within thirty (30) days after such termination shall be conclusively settled in accordance with the Special Arbitration Provisions in a manner consistent with the foregoing guidelines.

11.6 Accrued Rights; Surviving Obligations.

11.6.1 Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

11.6.2 All of the Parties’ rights and obligations under Sections 5.3, 5.4, 6.5, 6.7 6.8 (as to then pending actions) 7, 8, 9, 10, 11.5, 13.4 through and including 13.18 shall survive termination, relinquishment or expiration of this Agreement.

12. FORCE MAJEURE.

Any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money due hereunder) shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay, if such delay has been caused by or is the result of acts of God; acts of public enemy; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; earthquakes; floods; shortages of energy; governmental prohibition or restriction; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.

13. MISCELLANEOUS.

13.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

13.2 Assignment. Except pursuant to a sub-license permitted under this Agreement, neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the express written consent of the other Party hereto, except that each Party may assign its rights and transfer its duties hereunder to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of such Party’s merger, consolidation or involvement in a similar transaction. No assignment and transfer shall be valid or effective unless done in accordance with this Section 13.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

13.3 Affiliates of SkyePharma. Parent shall cause the applicable Affiliates of SkyePharma to grant such rights to SkyePharma and to take such actions as are necessary for SkyePharma to fulfill its obligations under this Agreement,

13.4 Books and Records. Any books and records to be maintained under this Agreement by a Party shall be maintained in accordance with GAAP.

13.5 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.6 Notice.

13.6.1 Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

(a)	in the case of SkyePharma, to:

SkyePharma, Inc.
10450 Science Center Drive San Diego, CA 92121 Attention: Steve Thornton
Facsimile No.: (858) 623-0376

(b)	in the case of Enzon, to:

Enzon Pharmaceuticals, Inc.
685 Route 202/206 Bridgewater, New Jersey 08807
Attention: Peter Cicala
Facsimile No.: (908) 541-8838

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. With respect to notices given pursuant to this Section 13.6.1: (i) if delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given; (ii) if sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service; and (iii) if sent by certified mail, the date of delivery shall be deemed to he the third business day after such notice or request was deposited with the U.S. Postal Service.

13.6.2 All correspondence, notices and other communications received by a Party from a Regulatory Authority in the Territory relating to the parties activities under this Agreement shall be promptly provided to the other Party.

13.7 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.

13.8 Public Announcements. Except as required by law (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by a Party are traded) and as permitted by Section 9.1.3 or 9.1.4, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any financial terms or any of such Party’s Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement and with financial terms sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

13.9 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

13.10 Compliance with Law. Nothing in this Agreement shall be deemed to permit a Party to export, re-export or otherwise transfer any Products sold under this Agreement without compliance with applicable laws.

13.11 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement

13.12 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.13 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of New York without regard to conflict of law principles.

13.14 Arbitration.

13.14.1 Except as expressly otherwise provided in this Agreement, any dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure of any Party to perform or comply with any obligations or conditions applicable to such Party pursuant to this Agreement shall be finally settled by arbitration under the then current commercial arbitration rules of the American Arbitration Association in accordance with the terms set forth in this Section 13.14.1:

(a) The place of arbitration of any dispute shall be New York, New York. Such arbitration shall be conducted by three (3) arbitrators, one (1) appointed by each of SkyePharma and Enzon and the third (3rd) selected by the first two (2) appointed arbitrators. Each arbitrator shall be a person with relevant experience in the pharmaceutical industry. SkyePharma and Enzon shall instruct such arbitrators to render a determination of any such dispute within four months after the appointment of the third arbitrator.

(b) Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared between the Parties unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party or Parties (including reasonable attorneys’ fees) against the other Party or Parties, as the case may be.

(c) This Section 13.14.1 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the first Party.

13.14.2 Whenever a dispute arising out of or relating to the interpretation of any provisions of this Agreement or the failure of any Party to perform or comply with any obligations or conditions applicable to such Party pursuant to this Agreement arises or any other matter arising under or relating to this Agreement and such dispute is expressly designated as one to be resolved through the Special Arbitration Provisions, then such dispute shall be finally settled by arbitration under the then current expedited procedures applicable to the then current commercial arbitration rules of the American Arbitration Association in accordance with the terms set forth in this Section 13.14.2 (the “Special Arbitration Provisions”). The dispute in question shall be referred to the Executive Officers for resolution. The Executive Officers shall use reasonable efforts to resolve the matter referred to them. If the Executive Officers cannot reach a mutually acceptable decision within thirty (30) days after the matter was referred to them, or such longer period as the Executive Officers may collectively agree, then either Party shall have the right to refer such dispute to an Expert for expedited arbitration as set forth in Sections 13.14.2(a) through (c).

(a) Upon written request by either Party to the other Party, the Parties shall promptly negotiate in good faith to appoint a mutually acceptable independent person, with scientific, technical and regulatory experience with respect to the development of pharmaceutical products in the same Field as the Compounds and/or Products in question necessary to resolve such dispute (an “Expert”). If the Parties are not able to agree within five (5) business days after the receipt by a Party of the written request in the immediately preceding sentence, the American Arbitration Association shall be responsible for selecting an Expert within ten (10) business days of being approached by a Party. The fees and costs of the Expert and the American Arbitration Association, if applicable, shall be shared equally by the Parties. The place of arbitration of any dispute shall be New York, New York, unless the Parties agree otherwise or the selection of the Expert requires otherwise.

(b) Within five (5) business days after the designation of the Expert, the Parties shall each simultaneously submit to the Expert and one another a written statement of their respective positions on such disagreement. Each Party shall have fifteen (15) business days from receipt of the other Party’s submission to submit to the Expert and the other Party a written response thereto, which shall include any scientific and technical information in support thereof. The Expert shall have the night to meet with the Parties, either alone or together, as necessary to make a determination.

(c) No later than thirty (30) business days after the designation of the Expert, the Expert shall make a determination by selecting the resolution proposed by one (1) of the Parties that the Expert deems as a whole to be the most fair and reasonable to the Parties in light of the totality of the circumstances. The Expert, shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. The decision of the Expert shall be final and conclusive.

13.15 Entire Agreement. This Agreement, together with the Exhibits hereto and every Annual Operating Plan and Budget, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

13.16 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

13.17 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

13.18 Counterparts. This Agreement may be executed simultaneously in any number of identical counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

*  *  *

IN WITNESS WHEREOF, each of the Parties has caused this Co-development, Collaboration and License Agreement to be executed by its duly authorized representative as of the date first above written.

ENZON PHARMACEUTICALS, INC.

By:	/s/ Arthur J. Higgins
Arthur J. Higgins, Chairman and Chief Executive Officer

SKYEPHARMA, INC.

By:	/s/ Michael R.D. Ashton
Michael R.D. Ashton, Chief Executive Officer of SkyePharma PLC

JAGOTEC, AG

By:	/s/ Michael R.D. Ashton
Michael R.D. Ashton, Chief Executive Officer of SkyePharma PLC

Solely with respect to Section 13.3:

SKYEPHARMA PLC

By:	/s/ Michael R.D. Ashton
Michael R.D. Ashton, Chief Executive Officer of SkyePharma PLC

EXHIBIT 1.23

FINANCIAL APPENDIX

This provides the definitions of certain financial terms applicable to the parties for purposes of the Agreement. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement, unless otherwise expressly provided herein.

A.1 Principles of Reporting

The presentation of results of operations of the Parties shall be based on each Party’s respective financial information for each Compound and Product being developed and commercialized by the Parties presented separately, by Party and by Compound and by Product, and on a consolidated basis, by Party (across all Compounds and Products), by Compound and by Product (across the Parties) and across all Compounds and Products and the Parties, in the reporting format depicted as follows:

[Product/Compound/all Products and Compounds]	SkyePharma	Enzon	Total
Development Costs

Net Sales*

Sublicensing Income

less Cost of Goods Sold

less Marketing Costs

less Sales Costs

less Post-Registration Development Costs

less Distribution Costs

less Other Operating Income/Expense

= Operating Profit or Loss

*	The components of each Net Sales amount reported by a Party shall also be reported in supporting documentation.

It is the intention of the Parties that the interpretation of these definitions shall be consistent with GAAP.

If necessary, a Party shall make the appropriate adjustments to the financial information it supplies under the Agreement to conform to the above format of reporting results of operation.

A.2 Frequency of Reporting

The fiscal year shall be a calendar year.

Reports of results compared to the applicable Annual Operating Plan and Budget shall be made to the Joint Development Committee on a quarterly basis and on a year-to-date basis, for the Territory, by Party and by Compound/Product, and on a consolidated basis, by Party (across all Compounds/Products), by Compound/Product (across the Parties) and across all Compounds/Products and the Parties.

SkyePharma shall be responsible for the preparation of consolidated reporting, calculation of the profit/loss sharing, and determination of the cash settlement. SkyePharma shall provide the same within thirty (30) business days of receipt of each Party’s financial information, a statement showing the consolidated results, and calculations of the sharing of Operating Profit or Loss and cash settlement required in a format agreed to by the parties.

A.3 Definitions

“Allocable Overhead” means costs directly related to the Products or Compounds, as the case may be, and incremental costs actually incurred by a Party or for its account including, but not limited to, those which are attributable to such Party’s supervisory services, occupancy costs, and its payroll, information systems, or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method consistently applied by a Party, or a standard rate if agreed to by the Parties, relating to activities of such Party under the Development Program or as part of its commercialization activities. Allocable Overhead shall be approved by the JDC and included in the Annual Operating Plan and Budget. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs, human relations, and finance, related to activities of a Party under the Development Program or as part of its commercialization activities.

“Cost of Goods Sold” means Fully Burdened Manufacturing Costs (as defined below) of each Party relating to sales of Products.

“Development Costs”

(a) “Development Costs” means the development costs actually incurred by each Party with respect any Compound or Product in the Field, in all jurisdictions within the Territory from the Effective Date of the Agreement through the later of (i) the date of Registration (not including costs actually incurred thereafter to maintain or expand such Registration) of such Products in the Field, in such jurisdiction, (ii) the date of termination of all development efforts with respect to Compound or Product in the Field for which Registration is sought in all jurisdictions throughout, the Territory, or (iii) the date on which the Parties cease to continue joint development of such Compound or Product pursuant to Sections 4.3.2 or 4.3.3. Such costs shall comprise those costs required to maintain and/or expand such first Registration and to obtain, maintain and/or expand any subsequent Registrations for Product in the Field and to obtain, maintain and/or expand the ability to manufacture, formulate, fill, use, ship, sell and/or distribute such Product in commercial quantities to Third Parties.

(b) “Development Costs” shall include, without limitation, costs of research or development including costs of studies on the lexicological, pharmacokinetical, metabolical or clinical aspects of a Product conducted internally or by individual investigators or consultants (using an assumed scientific FTE rate of $[**] per year for preclinical development, and using an FTE rate to be determined by the JDC for clinical development), necessary for the purpose of obtaining, maintaining and/or expanding marketing approval of a Product, costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a Regulatory Authority to obtain, maintain and/or expand marketing approval of a Product, and applicable Allocable Overhead.

(c) “Development Costs” shall also include, without limitation, expenses for data management, statistical designs and studies, document preparation, and other administration expenses associated with the clinical testing program or post-marketing studies required to maintain product approvals.

(d) In determining Development Costs chargeable under the Agreement, each Party shall use its respective project accounting systems and shall review and approve its respective project accounting systems and methodologies with the other Party.

(e) In determining Development Costs chargeable under the Agreement, the FTE rate set forth in (b) shall apply for Contract Year One. Thereafter, the FTE rate shall be adjusted annually, to be effective at the beginning of each Contract Year, to reflect the increase in the Consumer Price Index for All Urban Consumers for All Items over the prior year, as reported in the CPI Detailed Report published by the U.S. Department of Labor Bureau of Labor Statistics.

“Distribution Costs” means the costs, including applicable Allocable Overhead, specifically identifiable to the distribution of a Product by a Party including customer services, collection of data about sales to hospitals and other end users, order entry, billing, shipping, bad debt, credit and collection and other such activities.

“First Commercial Sale” shall mean, with respect to any Product, the first sale for which payment has been received for use or consumption by the general public of such Product in the Field in a country in the Territory after all required Registrations, including pricing approvals (if applicable), have been granted by the Regulatory Authority in such country.

“Fully Burdened Manufacturing Costs” of a Product means 100% of the fully burdened manufacturing cost (as defined through the supplying Party’s consistent application of GAAP to such manufacturing activities) of producing finished, packaged, and labeled Product which shall be comprised of “the cost of goods produced, including but not limited to, direct labor and material costs and product quality assurance/control costs, as well as applicable Allocable Overhead.

“Marketing Costs”

(a) “Marketing Costs” means the costs actually incurred for marketing, promotion, advertising, Product promotional materials, professional education, Product related public relations, relationships with opinion leaders and professional societies, market research (after the first Registration), healthcare economics studies, post-marketing studies not required to maintain Registrations, and other similar activities, relating to commercialization activities of a Party for a Product. Such costs of a Party shall include (i) both direct internal costs actually incurred by a Party or for its account which are attributable to commercialization activities of such Party under the applicable Annual Operation Plan and Budget (e.g., without limitation, salaries, benefits, supplies and materials, etc.), and (ii) applicable Allocable Overhead, outside services and expenses (e.g., without limitation, consultants, agency fees, meeting costs, etc.), relating to such commercialization activities of such Party.

(b) “Marketing Costs” shall also include, without limitation, the cost of activities related to obtaining reimbursement from payers and costs of sales and marketing data.

(c) “Marketing Costs” shall specifically exclude the costs of activities which promote any Party’s business as a whole without being product specific (such as corporate image advertising).

“Net Sales” means, with respect to each Product, the gross amount invoiced for sales of a Product in arm’s length sales by the Parties or individual Party and its Affiliates and Sublicensees to Third Parties which are not Sublicensees, commencing with the First Commercial Sale of such Product, less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated:

(a) credits, price adjustments or allowances for damaged products, returns or rejections of Products;

(b) normal and customary trade, cash and quantity discounts, allowances and credits (other than price discounts granted at the time of invoicing which have been already been included in the gross amount invoiced);

(c) chargeback payments and rebates (or the equivalent thereof) granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers;

(d) any invoiced freight, postage, shipping, insurance and other transportation charges (excluding such charges that are included in Distribution Costs); and

(e) sales, value-added (to the extent not refundable in accordance with applicable- law), and excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale).

“Net Sales” shall also include the average selling price for a Product times the number of units transferred to Third Parties which are not Sublicensees for non-cash consideration or where no invoice is generated. The Parties or Party marketing each Product shall use Commercially Reasonable Efforts to reconcile such amounts invoiced and deducted annually. For the avoidance of doubt, Net Sales shall not include sales of Products among the Parties or their respective Affiliates or Sublicensees. Net Sales, as set forth in this definition, shall be calculated applying, in accordance with GAAP, the standard accounting practices each Party customarily applies to other products sold by it.

“Operating Profit or Loss” means Net Sales of all Products and Sublicensing Income with respect to all Compounds and Products, less the following items with respect to each Product sold or transferred to a Third Party (including, without limitation, Sublicensees) or relating to commercialization activities of a Party regarding a Product, all for a given period: Cost of Goods Sold, Marketing Costs, Sales Costs, Post-Registration Development Costs, General and Administrative Costs, Distribution Costs, and Other Operating Income/Expense.

“Other Operating Income/Expense” means other operating income or expense from or to Third Parties, relating to the manufacturing or selling of Products by a Party, which is not part of the primary business activity being conducted by the Parties under this Agreement, but is considered and approved by the JDC as income or expense for purposes of this activity and is limited to the following, each of which is to be related to manufacturing or selling of Products by a Party:

•	actual inventory write-offs of any Product

•	patent and trademark costs

•	product liability insurance to the extent the Parties obtain a joint policy

•	indemnification costs (as described in Section 10.3 of the Agreement, but excluding costs under Sections 10.1 and 10.2)

•	other (to be approved by JDC)

•	cost of capital

•	foreign exchange hedging (gains/losses)

The methodology used to determine the amount of each item set forth above shall be approved by the JDC.

“Post-Registration Development Costs” means the Development Costs actually incurred by each Party with respect to a Product in the Field, in a jurisdiction within the Territory after the Registration of such Product in such jurisdiction.

“Sales Costs” means costs, including Allocable Overhead, approved by the JDC within the applicable Annual Operating Plan and Budget, actually incurred by the Parties or for their account and specifically identifiable to the commercialization activities of a Party for a Product in the Territory in all markets, including without limitation, the managed care market.

(a) “Sales Costs” shall include, without limitation, costs associated with sales representatives for Products, including compensation, benefits and travel, supervision and training of such sales representatives, sales meetings, and other sales related expenses.

(b) “Sales Costs” shall not include the start-up costs associated with any Party’s sales force relating to that Party’s sales efforts, including recruiting, relocation and other similar costs.

“Sublicensing Income” shall mean all monetary consideration (for example and not by way of limitation, up-front payments, royalties, milestones and the like) received by a Party or its Affiliates from Sublicensees pursuant to a sublicense granted pursuant to this Agreement, excluding (i) any amounts received from Sublicensees to reimburse such Party for reasonably documented research and development services which would not otherwise be required to be performed by such Party pursuant to this Agreement, and (ii) any consideration received for the issuance of securities at the fair market value for such securities.

A.4 Foreign Exchange

Accounting for Operating Profit or Loss shall be U.S. dollars. For billing and reporting, the statement of operations and sales shall be translated into U.S. dollars at the average rate of exchange listed in The Wall Street Journal on each business day of the applicable calendar quarter.

A.5 Audits and Interim Reviews

Either Party shall have the right to request that the other Party’s independent, certified accounting firm perform an audit or interim review of the other Party’s books in order to express an opinion regarding such Party’s compliance with GAAP. Such audits or review shall be conducted at the expense of the requesting Party.

At the request and expense of either Party (“Auditing Party”), the other Party (“Audited Party”) shall permit an independent, certified public accountant appointed by the Auditing Party and reasonably acceptable to the Audited Party, at reasonable times and upon reasonable written notice, to examine such records as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain information as to Development Costs or the aggregate Operating Profit or Loss payable for any calendar quarter in the ease of the other Party’s failure to report or pay pursuant to this Agreement; provided, however, that such accountant shall sign a confidentiality agreement in a form reasonably satisfactory to the Audited Party, and, provided further, that such examination shall not be permitted more than once in any twelve (12) month period. Said accountant shall not disclose to the Auditing Party or any other person any information, except that such accountant may disclose to the Auditing Party the fact of a deficiency, the lack of a deficiency or any overpayment, and the degree thereof, including the dollar amount. All results of any such examination shall be made available to the Audited Party.

In the event that any audit reveals a deficiency in the amount that should have been paid by one Party to the other Party, then the underpaid amount shall be paid within forty-five (45) days after the Party who is owned payment makes a demand therefor, plus interest thereon if such deficiency is in excess of [**] percent ([**]%) of the amount that actually should have been paid. Such interest shall be calculated from the date such underpaid amount was due until the date such underpaid amount is actually paid, at the rate of [**] percent ([**]%) over the prime rate of interest reported in The Wall Street Journal for the date such amount was due. In addition, if such underpaid amount is in excess of [**] percent ([**]%) of the amount that actually should have been paid, then the Party who is owned payment shall be reimbursed for the reasonable cost of such audit. In the event of an overpayment, such amounts shall be deducted from future amounts due. If such overpaid amounts have not been settled by such future deductions three years from the date originally overpaid, the Party who is owned payment such overpayment shall invoice the other Party for such amounts.

A.6 Payments between the Parties

Payments to each Party of the agreed upon percentages of Development Costs or Operating Profit or Loss shall be made quarterly, based on actual results within forty-five (45) days after the end of each quarter, adjusted for reimbursement of the net expenses or income actually incurred or received by each Party. A report specifying how each payment was calculated shall also be submitted with each payment to the non-paying Party. Balancing payments by one Party to reimburse the other Party’s Development Costs for purposes of the sharing of such costs under the Agreement shall be approved by the Development Committee. Within forty-five (45) days of the end of each calendar quarter, there shall be reconciliation of the Development Costs that are to be shared and that are actually incurred during that year by the Parties, with a payment by one Party to the other to the extent necessary so that each Party bears its appropriate percentage of such shared Development Costs. In the event any payment is made after the date specified herein, the paying Party shall increase the amount otherwise due and payable by adding interest thereon, computed at the rate of [**] percent ([**]%) over the prime rate of interest reported in The Wall Street Journal on the date so specified.

A.7 Operating Profit and Loss Sharing

The Parties agree to share the Operating Profit or Loss from the sale of Products in the Field in the following manner:

(a) Enzon shall be allocated [**] percent ([**]%) of the Operating Profit or Loss from the sale of Products in the Field, in the Territory; and

(b) SkyePharma shall be allocated [**] percent ([**]%) of the Operating Profit or Loss from the sale of Products in the Field, in the Territory.

A.8 Limits on Sharing of Costs in Excess of Budget

Notwithstanding the sharing of Operating Profit or Loss set forth in Section A.7, Marketing Costs, Sales Costs, Post-Registration Development Costs, expenses within Other Operating Income/Expense, Distribution Costs, and/or General and Administrative Costs actually incurred by either Party more than [**] percent ([**]%) in excess of the Annual Operating Plan and Budget applicable to such Party’s expenditures shall not be shared by the Parties unless and to the extent such excess costs are expressly approved in writing by the other Party.

EXHIBIT 3.1

JOINT DEVELOPMENT COMMITTEE MEMBERS

For Enzon:

Mr. Charles Conover and Mr. Jack Lipman;

For SkyePharma:

Mr. Carsten Niederlander and Mr. Richard Jones.